                               [WMX LETTERHEAD]


                                                                Exhibit 99.1



              Analyst Contact:              Media Contact:
              James E. Koenig               William J. Plunkett
              (708) 572-8822                (708) 572-8898



     WMX TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS


     Oak Brook, Illinois, October 17, 1995 -- WMX Technologies, Inc., the global environmental services company, today reported financial results for the third quarter.

     Net income for the three months ended September 30, 1995 was $234 million, or $.48 per share, versus $213 million, or $.44 per share, in the period a year earlier.

     Revenue in the quarter increased 9 percent to $2.8 billion from $2.6 billion a year earlier.

     For the nine months ended September 30, 1995, net income was $554 million, or $1.14 per share, compared with $579 million, or $1.20 per share, for the same period in 1994. The 1995 nine-month results include first-half charges, related to a revaluation of investments in hazardous waste treatment and processing technologies and facilities by the Company's Chemical Waste Management subsidiary and costs related to the early extinguishment of LYONs debt, which reduced earnings per share by $.20. Excluding these charges, earnings per share for the nine months ended September 30, 1995 would have been $1.34.

     Revenue for the nine months rose 11 percent to $8.3 billion from $7.4 billion in 1994.

     "Our earnings for the third quarter were improved over 1994," said Dean L. Buntrock, Chairman and Chief Executive Officer of WMX Technologies. "Our North American solid waste operations continued to perform well and again contributed substantially to our continued growth despite a recent decline in market prices for recyclables." Mr. Buntrock said WMX is continuing to focus on its plan to manage its businesses to grow earnings while generating cash and increasing its return on assets.

     The revenues of WMX's largest subsidiary, Waste Management, Inc., increased 10 percent in the quarter as compared with the same period a year earlier. Acquisitions and internally generated volume growth increased recycling revenue, but prices of the commodities it collects and markets, particularly certain grades of paper fiber, softened in the quarter, which negatively impacted the results, the Company said.

     During the quarter, Waste Management completed the acquisition of New England CR Inc., which has a processing capacity of 325,000 tons of materials a year, operates 15 recovery facilities for recyclable materials and has one under construction. The acquisition expands Waste Management's processing network to more than 160 material recovery facilities in North America. Waste Management completed 32 acquisitions overall in the quarter. The Company also won or renewed a number of contracts, the most notable of which were in Oakland, California and Vancouver, Washington. In Oakland, the Company will utilize innovative one-pass vehicle collection technology, enabling it to reduce its costs of operations.

     The Company indicated that its Wheelabrator Technologies Inc. and Rust International Inc. subsidiaries performed as expected. Chemical Waste Management continued to face difficult conditions in its marketplace, although it reported slightly improved results compared to the second quarter.

     Waste Management International plc results were mixed as continued weakness in France and Italy and in the hazardous waste market offset good performances in the United Kingdom, The Netherlands, Germany, Hong Kong, Spain and New Zealand. During the third quarter, the new management team at Waste Management International began an extensive review of operations and management structure to reduce country and corporate overhead and improve operating results, return on assets and cash flow. Depending on the outcome of this review, which is expected to be completed in the fourth quarter, the possibility exists that Waste Management International will record a charge that could be material to the results of operations.

     WMX Technologies, Inc. is the leading international environmental services company. Based in Oak Brook, Illinois, its principal subsidiaries include Waste Management, Inc., Chemical Waste Management, Inc., Wheelabrator Technologies Inc., Rust International Inc. and Waste Management International plc.

                                      ####

                          END OF TEXT/TABLES TO FOLLOW

                    WMX TECHNOLOGIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30

                                  (Unaudited)

                    (000's omitted except per share amounts)

                                           1994         1995
                                        ----------   ----------

REVENUE                                 $2,603,110   $2,826,033
                                        ----------   ----------

 Operating expenses                     $1,809,485   $1,985,581

 Goodwill amortization                      27,776       30,558

 Selling and administrative expenses       293,175      298,394

 Interest expense                           83,528      107,133

 Interest income                            (8,747)      (8,402)

 Minority interest                          41,885       38,665

 Sundry income, net                        (18,606)     (24,225)
                                        ----------   ----------

 Income before income taxes             $  374,614   $  398,329

 Provision for income taxes                161,729      164,481
                                        ----------   ----------

NET INCOME                              $  212,885   $  233,848
                                        ==========   ==========

AVERAGE COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING                        484,162      486,286
                                        ==========   ==========

EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                            $0.44        $0.48
                                             =====        =====


                    WMX TECHNOLOGIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30

                                  (Unaudited)

                    (000's omitted except per share amounts)

                                           1994         1995
                                        -----------  -----------

REVENUE                                 $7,438,899   $8,286,936
                                        ----------   ----------

 Operating expenses                     $5,173,285   $5,839,594

 Special charges                                --      140,600

 Goodwill amortization                      82,708       90,704

 Selling and administrative expenses       877,801      898,868

 Interest expense                          246,029      327,220

 Interest income                           (25,154)     (31,803)

 Minority interest                         112,635      109,604

 Sundry income, net                        (48,803)     (55,777)
                                        ----------   ----------

 Income before income taxes             $1,020,398   $  967,926

 Provision for income taxes                441,784      413,706
                                        ----------   ----------

NET INCOME                              $  578,614   $  554,220
                                        ==========   ==========

AVERAGE COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING                        483,985      485,495
                                        ==========   ==========

EARNINGS PER COMMON AND
 COMMON EQUIVALENT SHARE                     $1.20        $1.14
                                             =====        =====
